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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
        OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           Commission File No. 0-10552

                            SCHERER HEALTHCARE, INC.
             (Exact name of registrant as specified in its charter)

 120 Interstate North Parkway, Suite 305, Atlanta, Georgia 30339 (770) 933-1800
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 par value
            (Title of each class of securities covered by this form)

                                      None
           (Titles of all other classes of securities for which a duty to file reports under sections 13(a) or 15(d) remains)

         Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)     [x]     Rule 12h-3(b)(1)(ii)    [ ]
             Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(2)(i)     [ ]
             Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(ii)    [ ]
             Rule 12g-4(a)(2)(ii)    [ ]     Rule 15d-6              [ ]
             Rule 12h-3(b)(1)(i)     [ ]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Scherer Healthcare, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         Dated: January 10, 2003.
                                              Scherer Healthcare, Inc.

                                              By:    /s/ FRANK J.M. TEN BRINK
                                                     ---------------------------
                                                         Frank J.M. ten Brink
                                                         Vice President